EXHIBIT 23

                        Consent of Independent Auditors

The Savings Plan Committee
CDI Corporation

We consent to incorporation by reference in the Registration Statement
No. 333-65879 on Form S-8 of CDI Corporation of our report dated June 19, 2000, relating to the statements of net assets available for plan benefits of the CDI Corporation 401(k) Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1999 Annual Report on Form 11-K.



/s/ KPMG LLP
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KPMG LLP
Philadelphia, PA
June 27, 2000


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